Exhibit 99.1

Hawthorn Bancshares Reports 2014 Financial Results

Jefferson City, Mo. — March 31, 2015 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the year ended December 31, 2014.

Net income available to common shareholders for the current year was $7.7 million, or $1.46 per diluted common share, compared to $4.4 million, or $0.83 per diluted common share, for 2013.

The return on average common equity was 9.69% and the return on average assets was 0.66% for the current year compared to 5.95% and 0.43% for the prior year, respectively.

Commenting on earnings performance, Chairman David T. Turner said, “I am pleased to report that net income for 2014 increased 76% over 2013 and reached its highest level since 2007.  Our earnings improvement for 2014 was primarily due to a $4.1 million reduction in foreclosed property expenses and a $2.0 million decrease in the provision for loan losses.  Foreclosed property expenses fell largely because we sold a significant portion of foreclosed properties in 2013. Continuation of those sales in 2014 led to our lowest year-end ORE balance since 2009. The decrease in the provision for loan losses resulted from the determination, following continuing extensive evaluation of loan portfolio risk, that no provision was required for 2014. Loan demand increased during the current year and average balances were $19.1 million, or 2.3%, ahead of last year.  The net interest margin remained strong and exceeded peers at 3.72% for the current and prior year.  Net interest income for the current year was equal to the prior year in spite of the on-going low interest rate environment.  Non-interest income was $2.1 million lower than the prior year  primarily due to reduced residential real estate mortgage activity and investment security gains realized in the prior year; but the variance was more than offset by the $4.1 million decrease in foreclosed property expenses.”

Net Interest Income
Net interest income for the year ended December 31, 2014 improved slightly to $39.5 million compared to $39.3 million for the year ended December 31, 2013.  Average loans increased $19.1 million, or 2.3%, from the prior year, which contributed to the continued strong net interest margin for the current year of 3.72% equal to the prior year.

Non-Interest Income and Expense
Non-interest income for the year ended December 31, 2014 was $8.7 million compared to $10.8 million for the year ended December 31, 2013. The $2.1 million decrease from the prior year was primarily due to a $0.3 million, or 5.2%, decrease in service charge income, a $1.1 million decrease in combined real estate servicing fees and mortgage loan sales income resulting primarily from the significant decrease in refinancing activity during the current year and $0.8 million of securities gains recognized last year.

Non-interest expense for the year ended December 31, 2014 was $36.5 million compared to $40.8 million for the prior year 2013. The $4.3 million decrease, or 10.4%, resulted primarily from a $4.1 million decrease in other real estate expense due to reduced foreclosed asset levels and related expenses; a $0.4 million decrease in processing expenses due to renegotiated contract pricing with the Company’s core processing provider; and partially offset by an increase in salaries and benefits expense of  $0.8 million.

Allowance for Loan Losses
The Company’s level of non-performing loans was 4.18% of total loans at December 31, 2014, compared to 4.21% at December 31, 2013. During the year ended December 31, 2014, the Company recognized net charge-offs of $4.6 million compared to $3.2 million for the year ended December 31, 2013.  The Company did not record a loan loss provision during the current year compared to $2.0 million provided to the allowance for loan losses during last year.  The allowance for loan losses at December 31, 2014 was $9.1 million, or 1.06% of outstanding loans, 25.26% of non-performing loans and 49.72% of nonperforming loans when excluding accruing TDR’s. At December 31, 2013, the allowance for loan losses was $13.7 million, or 1.63% of outstanding loans, 38.84% of non-performing loans and 57.35% of nonperforming loans when excluding accruing TDR’s. The decrease in the allowance for loan losses as a percentage of loans from 2013 to the current year end was primarily due to charging off impaired loans with specific reserves in 2014 that management determined to be uncollectable. The allowance for loan losses represents management’s best estimate of probable losses contained in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2014.

Financial Condition
Comparing December 31, 2014 balances with December 31, 2013, total assets increased $29.6 million to $1.2 billion. The largest driver in asset growth was loans, net of allowance for loan losses, increasing 3.2% to $852.1 million driven by increasing loan demand. Total deposits increased $13.0 million to $969.5 million and Federal Home Loan Bank advances increased $19.0 million to $43.0 million at December 31, 2014. During the same period, stockholders’ equity increased 8.3% to $80.6 million, or 6.9% of total assets. The total risk based capital ratio of 15.78% and the leverage ratio of 9.42% at December 31, 2014, respectively, far exceed minimum regulatory requirements of 8.00% and 3.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited) $000

	Three Months Ended
Statement of income information:	December 31, 2014	September 30, 2014	December 31, 2013
Total interest income	$11,214	$11,196	$11,230
Total interest expense	1,217	1,240	1,316
Net interest income	9,997	9,956	9,914
Provision for loan losses	0	0	30
Noninterest income	2,168	2,313	2,324
Noninterest expense	9,090	9,899	9,576
Pre-tax income	3,075	2,370	2,632
Income taxes	1,074	802	903
Net income available to common shareholders	$2,001	$1,568	$1,729
Earnings Per Common Share:
Basic:	$0.38	$0.30	$0.33
Diluted:	$0.38	$0.30	$0.33

		For the Year Ended
Statement of income information:		December 31, 2014	December 31, 2013
Total interest income		$44,498	$45,665
Total interest expense		5,044	6,342
Net interest income		39,454	39,323
Provision for loan losses		0	2,030
Noninterest income		8,749	10,866
Noninterest expense		36,507	40,763
Pre-tax income		11,696	7,396
Income taxes		4,042	2,422
Net income		7,654	4,974
Dividends & accretion on preferred stock issued to U.S. Treasury		0	615
		0	615
Net income available to common shareholders		$7,654	$4,359
Earnings Per Common Share:
Basic:		$1.46	$0.83
Diluted:		$1.46	$0.83

Key financial ratios:	December 31, 2014	September 30, 2014	December 31, 2013
Return on average assets (YTD)	0.66%	0.65%	0.43%
Return on average common equity (YTD)	9.69%	9.69%	5.95%

	December 31, 2014	September 30, 2014	December 31, 2013
Allowance for loan losses to total loans	1.06%	1.40%	1.63%
Nonperforming loans to total loans	4.18%	4.15%	4.21%
Nonperforming assets to loans and foreclosed assets	5.49%	5.51%	5.87%
Allowance for loan losses to nonperforming loans	25.26%	33.68%	38.84%

Balance sheet information:	December 31, 2014	September 30, 2014	December 31, 2013
Loans, net of allowance for loan losses	852,114	$848,952	$825,828
Investment securities	203,720	210,218	209,986
Total assets	1,169,731	1,156,526	1,140,122
Deposits	969,514	964,705	956,471
Total stockholders’ equity	80,568	80,521	74,380
Book value per common share	$15.39	$15.38	$14.21
Market price per common share	$14.25	$13.75	$11.68

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Bruce Phelps Chief Financial Officer TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.